As filed with the Securities and Exchange Commission on January 15, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Playtika Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	81-3634591
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
c/o Playtika Ltd. HaChoshlim St 8 Herzliya Pituarch, Israel 972-73-316-3251
(Address of Principal Executive Offices)

PLAYTIKA HOLDING CORP. 2020 INCENTIVE AWARD PLAN

(Full Title of the Plans)

Robert Antokol

Chief Executive Officer

c/o Playtika Ltd.

HaChoshlim St 8

Herzliya Pituarch, Israel

972-73-316-3251

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Michael A. Treska

Charles K. Ruck

Benjamin A. Potter

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626

(714) 540-1235

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.01 par value	35,864,703 shares (2)	$27.00 (3)	$968,346,981	$105,646.66
Common stock, $0.01 par value	15,985,297 shares (4)	$22.85 (5)	$365,264,036	$39,850.31
Total	51,850,000 shares	—	$1,333,611,017	$145,496.97

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of additional shares of common stock, par value $0.01 per share (“Common Stock”) of Playtika Holding Corp. (the “Company”) that may be issued pursuant to the above-named plans as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)

Represents 35,864,703 shares of Common Stock available for future issuance under the Playtika Holding Corp. 2020 Incentive Award Plan (the “2020 Plan”), which number consists of (a) 7,193,002 shares of Common Stock available for future grants under the 2020 Plan as of the date hereof, and (b) up to an additional 28,671,701 shares of Common Stock that may become issuable under the 2020 Plan in the future pursuant to its terms. To the extent outstanding awards under the 2020 Plan are forfeited or lapse unexercised or are delivered to the Company to satisfy the applicable exercise or purchase price of an award and/or any applicable tax withholding obligation, the shares of Common Stock subject to such awards will be available for future issuance under the 2020 Plan.

(3)

This estimate is made pursuant to Rule 457 of the Securities Act solely for purposes of calculating the registration fee. The computation is based upon $27.00, which is the initial public offering price per share of Common Stock set forth on the cover page of the Company’s prospectus dated January 15, 2021, filed with the SEC pursuant to Rule 424(b) under the Securities Act, relating to the Company’s initial public offering.

(4)	Represents 15,985,297 shares of Common Stock subject to outstanding options under the 2020 Plan.
(5)

This estimate is made pursuant to Rule 457 of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $22.85 per share, which is the weighted average exercise price of outstanding options granted under the 2020 Plan being registered.

Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the above-named plans are granted, exercised and/or distributed.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Playtika Holding Corp. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)

The prospectus filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act, on January 15, 2021, relating to the registration statement on Form S-1, as amended (Registration No. 333-251484), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(b)

The description of the Registrant’s common stock set forth in the Registrant’s registration statement on Form 8-A12B (Registration No. 001-39896), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on January 14, 2021, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is governed by the Delaware General Corporation Law, or the DGCL. Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

The Registrant’s amended and restated certificate of incorporation will authorize the indemnification of its officers and directors, consistent with Section 145 of the DGCL.

Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit		Incorporated by Reference				Filed Herewith
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date

3.1	Amended and Restated Certificate of Incorporation, as currently in effect	S-1	333-251484	3.1	12/18/2020

3.2	Amendment No. 1 to Amended and Restated Certificate of Incorporation, dated January 6. 2021, as currently in effect	S-1/A	333-251484	3.2	1/7/2021

3.2	Amended and Restated Bylaws, as currently in effect	S-1	333-251484	3.3	12/18/2020

3.3	Form of Amended and Restated Certificate of Incorporation, to be in effect immediately prior to the completion of the Registrant’s initial public offering.	S-1	333-251484	3.2	12/18/2020

3.4	Form of Amended and Restated Bylaws, to be in effect immediately prior to the completion of the Registrant’s initial public offering.	S-1	333-251484	3.4	12/18/2020

4.1	Form of Certificate of Common Stock	S-1	333-251484	4.1	12/18/2020

5.1	Opinion of Latham & Watkins LLP					X

10.1	2020 Incentive Award Plan, including Sub-Plan for Israeli Participants					X

10.2	Amendment No. 1 to Playtika Holding Corp. 2020 Incentive Award Plan					X

10.3	Form of Restricted Stock Unit Agreement under 2020 Incentive Award Plan (U.S.)					X

10.4	Form of Restricted Stock Unit Agreement under 2020 Incentive Award Plan (Israel—Section 102 Awards)					X

10.5	Form of Restricted Stock Unit under 2020 Incentive Award Plan (Israel—Section 3(i) Awards)					X

10.6	Form of Global Restricted Stock Unit Agreement under 2020 Incentive Award Plan (Non-U.S. other than Israel)					X

10.7	Form of Stock Option Agreement under 2020 Incentive Award Plan (U.S.)					X

10.8	Form of Stock Option Agreement under 2020 Incentive Award Plan (Israel—Section 102 Awards)					X

10.9	Form of Stock Option Agreement under 2020 Incentive Award Plan (Israel—Section 3(i) Awards)					X

10.10	Form of Global Stock Option Agreement under 2020 Incentive Award Plan (Non-U.S. other than Israel)					X

23.1	Consent of Independent Registered Public Accounting Firm					X

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)					X

24.1	Power of Attorney (see signature page)					X

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herzliya Pituarch, in the Country of Israel, on January 15, 2021.

PLAYTIKA HOLDING CORP.

By:	/s/ Robert Antokol
Robert Antokol
Chief Executive Officer and Chairperson of the Board

Each person whose signature appears below hereby constitutes and appoints Robert Antokol and Craig Abrahams, and each of them singly (with full power to each of them to act alone), his or her attorneys-in-fact, each with the full power of substitution, for him or her in any and all capacities, to sign this registration statement, and any amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert Antokol Robert Antokol	Chief Executive Officer (principal executive officer) and Chairperson of the Board of Directors	January 15, 2021

/s/ Craig Abrahams Craig Abrahams	President and Chief Financial Officer (principal financial officer)	January 15, 2021

/s/ Troy J. Vanke Troy J. Vanke	Chief Accounting Officer (principal accounting officer)	January 15, 2021

/s/ Wei Liu Wei Liu	Director	January 15, 2021

/s/ Marc Beilinson Marc Beilinson	Director	January 15, 2021

/s/ Bing Yuan Bing Yuan	Director	January 15, 2021

/s/ Tian Lin Tian Lin	Director	January 15, 2021